UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  January 26, 2011

PLY GEM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-114041 (Commission File No.)	20-0645710 (IRS Employer Identification No.)

5020 Weston Parkway, Suite 400 Cary, North Carolina 27513 (Address of principal executive offices)

(919) 677-3900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry Into a Material Definitive Agreement.

Senior Secured Asset-Based Revolving Credit Facility

General

On January 26, 2011, Ply Gem Holdings, Inc. (the “Company”), Ply Gem Industries, Inc. (“Ply Gem Industries”), a wholly-owned subsidiary of the Company, each of the direct and indirect domestic subsidiaries of Ply Gem Industries (collectively with the Company, the “Guarantors”), and Ply Gem Canada, Inc. (“Ply Gem Canada”), Ply Gem Industries’ Canadian subsidiary, entered into a senior secured asset-based revolving credit agreement (the “ABL Facility”) with UBS Securities LLC, as joint lead arranger and joint bookrunner, Wells Fargo Capital Finance, LLC, as syndication agent, joint lead arranger, joint bookrunner and co-collateral agent, UBS AG, Stamford Branch, as U.S. administrative agent and U.S. collateral agent (the “Administrative Agent”), UBS AG Canada Branch, as Canadian administrative agent and Canadian collateral agent, and a syndicate of financial institutions and institutional lenders.

Structure

The ABL Facility provides for revolving credit financing of up to $175.0 million subject to borrowing base availability, with a maturity of five years, including sub-facilities for letters of credit, swingline loans and borrowings in Canadian dollars and United States dollars by Ply Gem Canada.  $160.0 million of the ABL Facility is available to Ply Gem Industries and $15.0 million is available to Ply Gem Canada.  In addition, the ABL Facility provides that the revolving commitments may be increased to $250.0 million, subject to certain terms and conditions.

The borrowing base at any time equals the sum (subject to certain eligibility requirements, reserves and other adjustments) of:

•	85% of the net amount of eligible receivables; and

•	85% of the net orderly liquidation value of eligible inventory

All borrowings under the ABL Facility will be subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Interest and Fees

Borrowings under the ABL Facility bear interest at a rate per annum equal to, at Ply Gem Industries’ option, either (a) a base rate determined by reference to the higher of (1) the corporate base rate of the Administrative Agent, as established at its Stamford Branch, and (2) the federal funds effective rate plus 0.5% or (b) a Eurodollar rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin.  The initial applicable margin for borrowings under the ABL Facility is 1.50% for base rate loans and 2.50% for Eurodollar rate loans.  The applicable margin for borrowings under the ABL Facility will be subject to step ups and step downs based on average excess availability under that facility.  Swingline loans will bear interest at a rate per annum equal to the base rate plus the applicable margin.  In addition to paying interest on outstanding principal under the ABL Facility, Ply Gem Industries is required to pay a commitment fee, in respect of the unutilized commitments thereunder, which fee will be determined based on utilization of the ABL Facility (increasing when utilization is low and decreasing when utilization is high).  Ply Gem Industries must also pay customary letter of credit fees equal to the applicable margin on Eurodollar loans and agency fees.

Term

The ABL Facility has an initial term of five years (the “Stated Maturity Date”).  However, the ABL Facility will mature on (i) the date which is two months prior to the maturity date of Ply Gem Industries’ existing 11.75% Senior Secured Notes due 2013 (the “Senior Secured Notes”) unless, on or prior to such date, the Senior Secured Notes have been repaid, refinanced or the maturity date thereof extended, in each case, to a date that is at least six months later than the Stated Maturity Date and (ii) the date which is three months prior to the maturity date of Ply Gem Industries’ existing 13.125% Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes”) unless, on or prior to such date, the Senior Subordinated Notes have been repaid, refinanced or the maturity date thereof extended, in each case, to a date that is at least six months later than the Stated Maturity Date.

Mandatory prepayments

If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, Ply Gem Industries will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount.  If the amount available under the ABL Facility is less than the greater of (a) 15% of the lower of the revolving credit commitments and the borrowing base and (b) $20.0 million or certain events of default have occurred, all cash from Ply Gem Industries material deposit accounts (including all concentration accounts) will be swept daily into a collection account controlled by the administrative agent under the ABL Facility and used to repay outstanding loans and cash collateralize letters of credit.

Optional prepayment

Ply Gem Industries may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to Eurodollar loans.

Amortization and final maturity

There is no scheduled amortization under the ABL Facility.  All outstanding loans under the facility are due and payable in full on the Stated Maturity Date (or earlier as described under the caption “Term” above).

Security and Guarantees

All obligations under the ABL Facility are unconditionally guaranteed by the Company and substantially all of Ply Gem Industries’ existing and future, direct and indirect, wholly-owned domestic subsidiaries, and in any event by all subsidiaries that guarantee the Senior Secured Notes.  All obligations under the ABL Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of Ply Gem Industries and the Guarantors, including:

•	a first-priority security interest in personal property consisting of accounts receivable, inventory, cash, deposit accounts, and certain related assets and proceeds of the foregoing; and

•
a second-priority security interest in, and mortgages on, substantially all of Ply Gem Industries’ material owned real property and equipment and all assets that secure the Senior Secured Notes on a first-priority basis.

                               The obligations of Ply Gem Canada are secured by a first-priority security interest in substantially all of the assets of Ply Gem Canada and by Ply Gem Industries’ and the Guarantors’ assets on the same basis as borrowings by Ply Gem Industries are secured under the ABL Facility, plus additional mortgages in Canada, and a pledge by Ply Gem Industries of the remaining 35% of the equity interests of Ply Gem Canada pledged only to secure the Canadian sub-facility.

Covenants

The ABL Facility requires that if excess availability is less than the greater of (a) 12.5% of the lower of the revolving credit commitments and the borrowing base and (b) $17.5 million, Ply Gem Industries must comply with a minimum fixed charge coverage ratio test.  In addition, the ABL Facility includes covenants that, subject to significant exceptions, limit Ply Gem Industries’ ability and the ability of the Company and Ply Gem Industries’ subsidiaries to, among other things, incur debt, incur liens and engage in sale leaseback transactions, make investments and loans, pay dividends, engage in mergers, acquisitions and asset sales, prepay certain indebtedness, amend the terms of certain material agreements, enter into agreements limiting subsidiary distributions, engage in certain transactions with affiliates and alter the business that Ply Gem Industries’ conducts.

Events of Default

The ABL Facility contains events of default customary for financings of this type, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the ABL Facility to be in full force and effect and changes of control.  If such an event of default occurs, the lenders under the ABL Facility would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and, subject to the Intercreditor Agreement, all actions permitted to be taken by a secured creditor.

Certain of the agents and lenders or their affiliates have provided investment banking and other financial services to the Company and its affiliates from time to time, for which they received customary fees and commissions, and may also provide these services to the Company or its affiliates from time to time in the future.

Item 1.02                Termination of a Material Definitive Agreement.

On January 26, 2011, Ply Gem Industries and Ply Gem Canada used the initial borrowing of $55.0 million under the ABL Facility to repay all of the outstanding indebtedness (including all accrued interest) under the Credit Agreement, dated June 9, 2008, as amended and restated as of July 17, 2009 (as further amended, the “Existing Credit Facility”), among the Company, Ply Gem Industries, Ply Gem Canada, the subsidiary guarantors party thereto, the lenders party thereto, Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner, Credit Suisse, as administrative agent, and General Electric Capital Corporation, as collateral agent.  The Existing Credit Facility was terminated upon the repayment of the outstanding indebtedness.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion under Item 1.01 above, which discussion is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PLY GEM HOLDINGS, INC.

By:	/s/ Shawn K. Poe________________
Name:	Shawn. K. Poe
Title:	Vice President, Chief Financial Officer

Dated:  January 28, 2011